Consent of Independent Accountants

We consent to the inclusion in this Form 8-K of our report, which includes an explanatory paragraph explaining certain financial reporting implications related to the acquisition of Park Communications, Inc. and Subsidiaries (the "Company") by Park Acquisitions, Inc., dated February 2, 1996, except for Note 13 as to which the date is May 6, 1996, on our audit of the consolidated financial statements of the Company as of December 31, 1995 and for the period from May 11, 1995 to December 31, 1995 and for the period from January 1, 1995 to May 10, 1995.

Coopers & Lybrand L.L.P.

Lexington, Kentucky
January 21, 1997